Exhibit 2.02

Description of the Registrant’s Securities

Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

A. Description of Capital Stock and Class A Preferred Shares

General

Braskem S.A. (the “Company,” “we” or “us”) is a publicly-listed corporation, or sociedade por ações de capital aberto, organized in accordance with Brazilian law. Our registered office is located at Rua Lemos Monteiro, 120 – 24° andar, Butantã, in the city of São Paulo, State of São Paulo, Brazil. We are registered with the Commercial Registry of the state of São Paulo (Junta Comercial do Estado de São Paulo) under NIRE No. 29.300.006.939 and with the Brazilian Securities Commission (Comissão de Valores Mobiliários), or CVM, under No. 482-0. We are enrolled with the Brazilian Taxpayers’ Registry (Cadastro Nacional de Pessoas Jurídicas – CNPJ) under No. 42.150.391/0001-70.

Our by-laws are governed by the laws of Brazil. An English translation of our by-laws is incorporated by reference as an exhibit to our annual report on Form 20-F. In Brazil, a company’s by-laws (estatuto social) is the principal governing document of a corporation (sociedade por ações).

The following description of our capital stock and Brazilian laws and regulations is a summary and does not purport to be complete.

Capital Stock

As of May 31, 2020 we had an outstanding share capital of R$8,043,222, equal to 797,218,554 total shares, consisting of 451,668,652 common shares, 345,049,672 class A preferred shares and 500,230 class B preferred shares. As of May 31, 2020, all of our authorized shares were issued and outstanding, other than 1,226,559 class A preferred shares held in treasury. All of our share capital is fully paid. All of our shares are without par value.

Under Brazilian Law No. 6,404/1976, or the Brazilian Corporations Law, and under our by-laws, the number of issued and outstanding non-voting shares or shares with limited voting rights, such as our class A preferred shares and class B preferred shares, may not exceed two thirds of total outstanding share capital. Each of our common shares entitles its holder to one vote at our shareholders’ meetings. Holders of our common shares are not entitled to any preference in respect of our dividends or other distributions or otherwise in case of our liquidation. Our class A preferred shares and class B preferred shares are non-voting, except in limited circumstances, and have priority over our common shares in the case of our liquidation.

Corporate Purpose

Article 2 of our by-laws establishes our corporate purposes to include:

•	the manufacture, trading, import and export of chemical and petrochemical products and petrochemical derivatives;
•	the production, distribution and trading of utilities such as: steam, water, compressed air, industrial gases, as well as the provision of industrial services;
•	the production, distribution and trading of electricity for its own consumption and that of other companies;
•	holdings of equity stakes in other companies, pursuant to the Brazilian Corporations Law, as a holder of quotas or shares;

•	the manufacture, distribution, trading, import and export of gasoline, diesel oil, liquefied petroleum gas, and other oil derivatives.
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the transportation, representation and consignment of petrochemical products and by-products, compounds and derivatives, such as polypropylene, polypropylene films, polyethylene, elastomers and their respective manufactured products;

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the free lease or loan of assets that are owned or possessed thereby because of a commercial leasing agreement, provided that this is carried out as an ancillary activity to the main corporate purpose of our Company; and

•	the provision of services related to the activities above

Rights of Holders of our Shares

Generally, only our common shares have voting rights. Our preferred shares have voting rights only in exceptional circumstances.

As permitted by the Brazilian Corporations Law, our by-laws specify that 25% of our adjusted net profits for each fiscal year must be distributed to shareholders as dividends or interest attributable to shareholders’ equity. Under our by-laws, our preferred shareholders are entitled to an annual non-cumulative preferential dividend, or the Minimum Preferred Dividend, equal to 6% of their pro rata share of our capital before dividends may be paid to our common shareholders.

Pursuant to the Brazilian Corporations Law and our by-laws, all of our shares are entitled to tag along rights in the event that the control of the Company is transferred, with all shares qualifying for the same price per share paid to the disposing shareholders.

In addition, in the event of our liquidation and following the payment of all of our outstanding liabilities, holders of our shares are entitled to receive their pro rata interest in any remaining assets, in accordance with their respective participation in our capital.

Our shareholders have preemptive rights to subscribe for new shares issued by us, pursuant to the Brazilian Corporations Law, but are not obligated to subscribe for future capital increases.

Pursuant to the Brazilian Corporations Law, neither our by-laws nor actions taken at a shareholders’ meeting may deprive a shareholder of: (i) the right to participate in the distribution of net income; (ii) the right to participate equally and proportionally in any residual assets in the event of liquidation of the Company; (iii) preemptive rights in the event of issuance of new shares, convertible debentures or subscription warrants, as per Brazilian Corporations Law; (iv) the right to hold management accountable in accordance with the provisions of the Brazilian Corporations Law; and (v) the right to withdraw from us in the cases specified in the Brazilian Corporations Law, including merger or consolidation.

Dividends and Dividend Policy

Payment of Dividends

Our dividend distribution policy has historically included the distribution of periodic dividends, based on annual balance sheets approved by our board of directors. When we pay dividends on an annual basis, they are declared at our annual shareholders’ meeting, which we are required by the Brazilian Corporations Law and our by-laws to hold by April 30 of each year. When we declare dividends, we are generally required to pay them within 60 days of declaring them unless the shareholders’ resolution establishes another payment date. In any event, if we declare dividends, we must pay them by the end of the fiscal year for which they are declared. Any holder of record of shares at the time that a dividend is declared is entitled to receive dividends. Our payment of annual dividends is based on our audited financial statements prepared for our preceding fiscal year.

Our Finance and Investments Committee will review, prior to the review by our board of directors, any management proposal regarding the distribution of dividends or interest on capital stock.

Our board of directors may declare interim dividends based on the accrued profits recorded or the realized profits in our annual or semi-annual financial statements approved by our common shareholders. In addition, we may pay dividends from net income based on our unaudited quarterly financial statements. These quarterly interim dividends may not exceed the amounts included in our capital reserve accounts. We may set off any payment of interim dividends against the amount of the mandatory distributable amount for the year in which the interim dividends were paid.

Pursuant to the Brazilian Corporations Law, dividend entitlements lapse after three years from the date their payment was due.

Calculation of Adjusted Net Profits

At each annual shareholders’ meeting, our board of directors is required to recommend how to allocate our net profits for the preceding fiscal year, which recommendation our board of executive officers initially submits to our board of directors for approval. This allocation is subject to approval by our common shareholders. The Brazilian Corporations Law defines “net profits” for any fiscal year as our net income after income taxes for that fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to employees’ participation in our net profits in that fiscal year. Under the Brazilian Corporations Law, our adjusted net profits available for distribution are equal to our net profits in any fiscal year, reduced by amounts allocated to our legal reserve and other applicable reserves, and increased by any reversals of reserves that we constituted in prior years.

Dividend Preference of Preferred Shares

Under our by-laws, our preferred shareholders are entitled to a Minimum Preferred Dividend, equal to 6% of the book value of such shares, before dividends may be paid to our common shareholders. Distributions of dividends in any year are made:

•	first, to the holders of preferred shares, up to the amount of the Minimum Preferred Dividend for such year;
•	then, to the holders of common shares, until the amount distributed in respect of each common share is equal to the amount distributed in respect of each preferred share; and
•	thereafter, to the holders of our common shares and our class A preferred shares on a pro rata basis.

Our class B preferred shareholders are not entitled to receive any additional dividend amounts after they have received the preferential dividend. If the Minimum Preferred Dividend is not paid for a period of three years, holders of preferred shares will be entitled to full voting rights.

Mandatory Distributions

As permitted by the Brazilian Corporations Law, our by-laws specify that 25% of our adjusted net profits for each fiscal year must be distributed to shareholders as dividends or interest attributable to shareholders’ equity. We refer to this amount as the mandatory distributable amount.

Under the Brazilian Corporations Law, the amount by which the mandatory distributable amount exceeds the “realized” portion of net income for any particular year may be allocated to the unrealized profit reserve, and the mandatory distribution may be limited to the “realized” portion of net income. The “realized” portion of net income is the amount by which our net income exceeds the sum of (1) our net positive results, if any, from the equity method of accounting for earnings and losses of our subsidiaries and certain associated companies, and (2) the profits, gains or income obtained on transactions maturing after the end of the following fiscal year. As amounts allocated to the unrealized profit reserve are realized in subsequent years, such amounts must be added to the dividend payment relating to the year of realization.

The Brazilian Corporations Law permits us to suspend the mandatory distribution if our board of directors reports to our annual shareholders’ meeting that the distribution would be incompatible with our financial condition at that time, provided that this does not affect the payment of the Minimum Preferred Dividend. Our fiscal council must opine on any suspension of the mandatory distribution. In addition, our management must report the reasons of any suspension of the mandatory distribution to the CVM. We must allocate net profits not distributed by us as a result of a suspension to a special reserve and, if not absorbed by subsequent losses, we must distribute these amounts as soon as our financial condition permits. In case our profits reserves, as defined in the Brazilian Corporations Law, exceed our share capital, the excess must be credited to shareholders’ equity or used for the payment of distributions.

Interest Attributable to Shareholders’ Equity

Brazilian companies, including us, are permitted to pay interest attributable to shareholders’ equity as an alternative form of payment of dividends to our shareholders. These payments may be deducted when calculating Brazilian income tax and social contribution tax. The interest rate applied to these distributions generally cannot exceed the long-term interest rate (Taxa de Juros de Longo Prazo – TJLP) for the applicable period. The amount of interest paid that we can deduct for tax purposes cannot exceed the greater of:

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50% of our net income (after the deduction of the provision for social contribution tax and before the deduction of the provision for corporate income tax) before taking into account any such distribution for the period for which the payment is made; and

•	50% of the sum of our retained earnings and profit reserves.

Any payment of interest attributable to shareholders’ equity to holders of common shares, preferred shares or ADSs, whether or not they are Brazilian residents, is subject to Brazilian withholding tax at the rate of 15%, except that a 25% withholding tax rate applies if the recipient is a resident of a tax haven jurisdiction. A tax haven jurisdiction is a country (i) that does not impose income tax or whose income tax rate is lower than 20% or (ii) which does not permit disclosure of the identity of shareholders of entities organized under its jurisdiction. Under our by-laws, we may include the amount distributed as interest attributable to shareholders’ equity, net of any withholding tax, as part of the mandatory distributable amount.

Public Tender Offer upon Sale of Control

Pursuant to the Brazilian Corporations Law and our by-laws, direct or indirect disposal of a controlling interest in our Company subjects the acquirer to the obligation to make a tender offer, within 30 days of the formal transfer of shares representing a controlling stake, to purchase all of the shares issued by us and owned by the remaining shareholders, regardless of the type or class of shares, for the same price per share paid to the disposing shareholders.

Shareholders’ Meetings

Under the Brazilian Corporations Law, we must hold an annual shareholders’ meeting by April 30 of each year in order to:

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approve or reject the financial statements approved by our board of directors and board of executive officers, including any recommendation by our board of directors for the allocation of net profits and distribution of dividends; and

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elect members of our board of directors (upon expiration of their two-year term) and members of our fiscal council, subject to the right of minority shareholders to elect members of our board of directors and our fiscal council.

In addition to the annual shareholders’ meetings, holders of our common shares have the power to determine any matters related to changes in our corporate purposes and to pass any resolutions they deem necessary to protect and enhance our development whenever our interests so require, by means of extraordinary shareholders’ meetings.

Under the Brazilian Corporations Law, the holders of our common shares have the power, among other powers, to vote at shareholders’ meetings to:

•	amend our by-laws;
•	approve any capital increase in excess of the amount of our authorized capital;
•	approve any capital reduction;
•	accept or reject the valuation of assets contributed by any of our shareholders in exchange for the issuance of our share capital;
•	suspend the rights of any of our shareholders in default of their obligations established by law or by our by-laws;
•	authorize the issuance of convertible debentures, in excess of the amount of our authorized capital;
•	approve any reorganization of our legal form or any merger, consolidation or spin-off involving us;
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authorize our dissolution and liquidation, the election and dismissal of liquidators appointed in connection with any dissolution or liquidation of our Company, and the examination of the liquidators’ accounts;

•	participate in a centralized group of companies (as defined under the Brazilian Corporations Law);
•	approve the aggregate compensation payable to our directors and executive officers;
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authorize management to declare us insolvent or bankrupt and to request a concordata (a procedure involving our protection from our creditors similar in many respects to a reorganization under the U.S. bankruptcy code);

•	elect and substitute members of our board of directors and fiscal council;
•	modify the number of members on our board of directors;
•	alter our dividend policy; and
•	authorize the delisting of our shares.

We convene our shareholders’ meetings, including our annual shareholders’ meeting, by publishing a notice in the Diário Oficial do Estado da Bahia, in at least one additional newspaper designated by our shareholders with general circulation in Bahia, where we maintain our registered office. On the first call of any meeting, the notice must be published no fewer than three times, beginning at least 15 calendar days prior to the scheduled meeting date. Companies that have issued ADSs with voting rights must publish the notice of a shareholders’ meeting to resolve on matters with regard to which ADS holders have voting rights at least 30 days prior to the scheduled meeting date. The notice must contain the meeting’s place, date, time, agenda and, in the case of a proposed amendment to our by-laws, a description of the subject matter of the proposed amendment.

 In order for a valid action to be taken at a shareholders’ meeting, shareholders representing at least 25% of our issued and outstanding voting share capital must be present on first call. However, shareholders representing at least two-thirds of our issued and outstanding voting share capital must be present at a shareholders’ meeting called to amend our by-laws. If a quorum is not present, our board of directors may issue a second call by publishing a notice as described above at least eight calendar days prior to the scheduled meeting. The quorum requirements do not apply to a meeting held on the second call, and the shareholders’ meetings may be convened with the presence of shareholders representing any number of shares (subject to the voting requirements for certain matters described below). A shareholder without a right to vote may attend a shareholders’ meeting and take part in the discussion of matters submitted for consideration.

Voting Rights

Under the Brazilian Corporations Law and our by-laws, each of our common shares entitles its holder to one vote at our shareholders’ meetings. Our preferred shares generally do not confer voting rights, except under certain limited circumstances. We may not restrain or deny any voting rights without the consent of the majority of the shares affected. Whenever the shares of any class of share capital are entitled to vote, each share is entitled to one vote.

Holders of our preferred shares are not entitled to vote on any matter, except with respect to the election of a member of our board of directors by preferred shareholders holding at least 10% of our total share capital, the election of a member of the fiscal council and in the limited circumstances described above and as provided below.

The Brazilian Corporations Law and our by-laws provide that our preferred shares will acquire unrestricted voting rights after the third consecutive fiscal year that we fail to pay the minimum dividends to which our preferred shares are entitled. This voting right will continue until the past due minimum dividend for any year in that three consecutive-year period is paid in full. Our preferred shareholders will also obtain unrestricted voting rights if we enter into a liquidation process.

Liquidation

We may be liquidated in accordance with the provisions of Brazilian law. In the event of our extrajudicial liquidation, a shareholders’ meeting will determine the manner of our liquidation, appoint our liquidator and our fiscal council that will function during the liquidation period.

Upon our liquidation, our preferred shares have a liquidation preference over our common shares in respect of the distribution of our net assets. In the event of our liquidation, the assets available for distribution to our shareholders would be distributed first to our preferred shareholders in an amount equal to their pro rata share of our legal capital, prior to making any distributions to our common shareholders. If the assets to be so distributed are insufficient to fully compensate our preferred shareholders for their legal capital, each of our preferred shareholders would receive a pro rata amount (based on their pro rata share of our legal capital, excluding our common shares in such calculation) of any assets available for distribution.

Preemptive Rights

Under the Brazilian Corporations Law, each of our common and class A preferred shareholders has a general preemptive right to subscribe for our shares or securities convertible into our shares in any capital increase, in proportion to the number of our shares held by such shareholder. In accordance with the applicable legislation and our by-laws, the class B preferred shares (which are special shares paid up with resources provided for in certain tax incentive legislation), the holders of such class B preferred shares do not have preemptive rights in case of any capital increase. In the event of a capital increase that would maintain or increase the proportion of our capital represented by our class A preferred shares, holders of our class A preferred shares would have preemptive rights to subscribe to newly issued class A preferred shares only. In the event of a capital increase that would reduce the proportion of our capital represented by our class A preferred shares, holders of such preferred shares would have preemptive rights to subscribe to any new class A preferred shares in proportion to the number of our shares that they hold, and to our common shares only to the extent necessary to prevent dilution of their interests in our total capital.

Under our by-laws, except when issuing voting shares or securities convertible into voting shares, our board of directors or our shareholders, as the case may be, may decide to reduce the term of preemptive rights or not to extend preemptive rights to our shareholders with respect to any issuance of our non-voting shares, debentures convertible into our shares or warrants made in connection with a public exchange made to acquire control of another company or in connection with a public offering or through a stock exchange. The preemptive rights are transferable and must be exercised within a period of at least 30 days following the publication of notice of the issuance of shares or securities convertible into our shares. Holders of American Depositary Shares, or ADSs, may not be able to exercise the preemptive rights relating to our class A preferred shares underlying their ADSs unless a registration statement under the U.S. Securities Act of 1933, or the Securities Act, is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the shares relating to these preemptive rights or to take any other action to make preemptive rights available to holders of the ADSs, and we may not file any such registration statement.

Redemption, Amortization and Tender Offers

Our by-laws or our shareholders at a shareholders’ meeting may authorize us to use our profits or reserves to redeem or amortize our shares in accordance with conditions and procedures established for such redemption or amortization. The Brazilian Corporations Law defines “redemption” (resgate de ações) as the payment of the value of the shares in order to permanently remove such shares from circulation, with or without a corresponding reduction of our share capital. The Brazilian Corporations Law defines “amortization” (amortização) as the distribution to shareholders, without a corresponding capital reduction, of amounts that they would otherwise receive if we were liquidated. If an amortization distribution has been paid prior to our liquidation, then upon our liquidation, the shareholders who did not receive an amortization distribution will have a preference equal to the amount of the amortization distribution in the distribution of our capital.

The Brazilian Corporations Law authorizes us, by means of a decision made at our shareholders’ meeting, to redeem shares not held by our controlling shareholders, if, after a tender offer effected as a consequence of delisting or a substantial reduction in the liquidity of our shares, our controlling shareholders increase their participation in our total share capital to more than 95%. The redemption price in such case would be the same price paid for our shares in any such tender offer.

Rights of Withdrawal

The Brazilian Corporations Law provides that, in certain limited circumstances, a dissenting shareholder may withdraw its equity interest from our Company and be reimbursed by us for the book value of our common or preferred shares that it then holds.

This right of withdrawal may be exercised by the holders of the adversely affected common or preferred shares if we decide:

•	to create a new class of our preferred shares with greater privileges than the existing classes of our preferred shares;
•	to increase an existing class of our preferred shares relative to the other classes of our preferred shares (unless such actions are provided for or authorized by our by-laws); or
•	to modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of our preferred shares.

In addition, holders of our common and preferred shares may exercise their right of withdrawal if we decide to undertake any of the following actions:

•	to merge with another company or to consolidate with another company in a transaction in which our Company is not the surviving entity;
•	to transfer all of our shares to another company or to acquire all of the shares of another company (“incorporação de ações”);
•	to participate in a centralized group of companies as defined under the Brazilian Corporations Law;
•	to reduce the mandatory distribution of dividends;
•	to change our corporate purposes; or
•	to spin-off a portion of our Company.

Only shareholders who own shares on the date of publication of the first notice convening the relevant shareholders’ meeting or the press release concerning the relevant shareholders’ meeting is published, whichever is earlier, will be entitled to withdrawal rights.

Shareholders will not be entitled to this right of withdrawal if the shares of the entity resulting from a merger, incorporation, consolidation of our Company or participation of our Company in a group of companies have minimal market liquidity and are dispersed among a sufficient number of shareholders. For this purpose, shares that are part of general indices representative of portfolios of securities traded in Brazil or abroad are considered liquid, and sufficient dispersion will exist if the controlling shareholder holds less than half of the class and type of the outstanding shares. In case of a spin-off, the right of withdrawal will only exist if there is a significant change in the corporate purpose or a reduction in the mandatory dividend.

The redemption of shares arising out of the exercise of any withdrawal rights would be made at book value per share, determined on the basis of their most recent audited balance sheet approved by our dissenting shareholders. However, if the shareholders’ meeting approving the action that gave rise to withdrawal rights occurred more than 60 days after the date of the most recent approved audited balance sheet, a shareholder may demand that its shares be valued on the basis of a balance sheet prepared specifically for this purpose. The right of withdrawal lapses 30 days after the date of publication of the minutes of the shareholders’ meeting that approved one of the matters described above. Our shareholders may reconsider any resolution giving rise to withdrawal rights within 10 days following the expiration date for such rights if we believe that the withdrawal of shares of dissenting shareholders would jeopardize our financial stability.

Shareholders’ Agreements

Braskem S.A. Shareholders’ Agreement

Odebrecht S.A., or Odebrecht, OSP Investimentos S.A., or OSP Inv., Petróleo Brasileiro S.A. – Petrobras, or Petrobras, and Petrobras Química S.A. – Petroquisa, or Petroquisa, with Braskem S.A. and BRK Investimentos Petroquímicos S.A., or BRK, as intervening parties, entered into the Braskem S.A. Shareholders’ Agreement, effective February 8, 2010, which has a term of 35 years. The Braskem S.A. shareholders’ agreement superseded the shareholders’ agreement that formerly governed the relationship between Petrobras, Petroquisa, Odebrecht and Norquisa regarding our shares.

Under the Braskem S.A. Shareholders’ Agreement, Petrobras has the right to designate:

•	four members of our board of directors and their alternates for so long as they own, directly or indirectly, an aggregate of 30% or more of our voting share capital;

•	three members of our board of directors and their alternates for so long as they own, directly or indirectly, an aggregate of 18%, but less than 30%, of our voting share capital;
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two members of our fiscal council and their alternates, one of which will serve as president, for so long as they own, directly or indirectly, an aggregate of 30% or more of our voting share capital; and

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two members of our fiscal council and their alternates for so long as they own, directly or indirectly, an aggregate of 18%, but less than 30%, of our voting share capital and for so long as Odebrecht has the right to elect more than a majority of the members.

For so long as Petrobras has the right to designate three or four members of our board of directors, one of these designees will serve as vice president of our board of directors.

Under the Braskem S.A. Shareholders’ Agreement, Odebrecht is entitled to nominate our chief executive officer. Our chief executive officer must choose our chief financial officer from among three nominees submitted by Odebrecht and the executive officer responsible for our investment and portfolio area from among three nominees submitted by Petrobras. Our chief executive officer has the power to nominate the other members of our board of executive officers. After these nominations, the officers will be elected at a board of directors’ meeting.

Under the Braskem S.A. Shareholders’ Agreement, Odebrecht has the sole power to approve our business plan. However, for so long as Petrobras owns, directly or indirectly, an aggregate of less than 30% and more than 18% of our voting share capital, we are prohibited from taking certain strategic actions unless a consensus regarding those actions is reached between Odebrecht and Petrobras, including, among others:

•	actions affecting our share capitalization or the rights of holders of our shares;
•	mergers, spin-offs or similar transactions;
•	investments and purchases of non-current assets with a value in excess of 30% of our non-current assets;
•	dispositions of non-current assets with a value in excess of 10% of our non-current assets;
•	creation of liens on our non-current assets with a value in excess of the lesser of R$350 million and 20% of our non-current assets; and
•	actions that would result in our violating specified net debt to EBITDA and EBITDA to total interest ratios.

Under the Braskem S.A. Shareholders’ Agreement, we have agreed that investments that we make to increase our capacity must be supported by an evaluation demonstrating profitability under standards such as net present value or internal rate of return. Petrobras has granted a right of first refusal to us with respect to development of any petrochemical project that Petrobras proposes to pursue. In the event that we decide not to participate in any such proposed project, Petrobras has agreed that we will have the right to market the products produced by the proposed project on conditions satisfactory to us and Petrobras.

Under the Braskem S.A. Shareholders’ Agreement, Petrobras has the right to sell a pro rata portion of its common shares of us in connection with any direct or indirect sale of our common shares by the Odebrecht Group to a third party.

Under the Braskem S.A. Shareholders’ Agreement, each of the parties has agreed:

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subject to certain exceptions, not to grant any liens on any of its Braskem shares held by each of them; to grant a right of first refusal and tag along rights to the other parties to the Braskem S.A. Shareholders’ Agreement with respect to any sale of its Braskem shares;

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in the event that a party’s interest in our voting share capital is diluted in a transaction involving one or more of the other parties to the Braskem S.A. Shareholders’ Agreement, the diluted party will have the right to purchase shares of Braskem from the diluting parties in an amount that would, after giving effect to such purchase, result in the diluted party holding the same percentage interest in our voting share capital that it held immediately prior to the dilution event; and

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in the event that any party acquires or receives a right to acquire common shares of Braskem from a third party, to offer to sell to the other parties to the Braskem S.A. Shareholders’ Agreement an amount of common shares of Braskem that would, after giving effect to such sale, result in each of the parties to the Braskem S.A. Shareholders’ Agreement holding the same direct and/or indirect proportion of the common shares of Braskem that the parties held prior to the acquisition of common shares of Braskem from the third party.

Disclosures of Share Ownership

Brazilian regulations require that (i) each of our controlling shareholders, directly or indirectly, (ii) shareholders who have elected members of our board of directors, and (iii) any person or group of persons representing a person that has directly or indirectly acquired or sold an interest that exceeds upwards or downwards, the threshold of 5%, 10%, 15%, and so on, of the total number of our shares of any type or class to disclose its or their share ownership or divestment to the CVM and to the São Paulo Stock Exchange (Brasil, Bolsa, Balcão – B3), or the B3.

Form and Transfer

Our preferred shares and common shares are held in book-entry form, registered in the name of each shareholder or its nominee. The transfer of our shares is governed by Article 35 of the Brazilian Corporations Law, which provides that a transfer of shares is effected by our transfer agent, Banco Itaú S.A., by an entry made by the transfer agent in its books, upon presentation of valid written share transfer instructions to us by a transferor or its representative. When preferred shares or common shares are acquired or sold on a Brazilian stock exchange, the transfer is effected on the records of our transfer agent by a representative of a brokerage firm or the stock exchange’s clearing system. The transfer agent also performs all the services of safe-keeping of our shares. Transfers of our shares by a non-Brazilian investor are made in the same manner and are executed on the investor’s behalf by the investor’s local agent. If the original investment was registered with the Brazilian Central Bank pursuant to foreign investment regulations, the non-Brazilian investor is also required to amend, if necessary, through its local agent, the electronic certificate of registration to reflect the new ownership.

The B3 operates a central clearing system. A holder of our shares may choose, at its discretion, to participate in this system, and all shares that such shareholder elects to be put into the clearing system are deposited in custody with the clearing and settlement chamber of the B3 (through a Brazilian institution that is duly authorized to operate by the Brazilian Central Bank and maintains a clearing account with the clearing and settlement chamber of the B3). Shares subject to the custody of the clearing and settlement chamber of the B3 are noted as such in our registry of shareholders. Each participating shareholder will, in turn, be registered in the register of the clearing and settlement chamber of the B3 and will be treated in the same manner as shareholders registered in our books.

Regulation of Foreign Investments

Trading on the B3 by a holder not deemed to be domiciled in Brazil for Brazilian tax and regulatory purposes, or a non-Brazilian holder, is subject to certain limitations under Brazilian foreign investment regulations. With limited exceptions, non-Brazilian holders may trade on the B3 only in accordance with the requirements of Resolution No. 4,373 of the Brazilian National Monetary Council. Resolution No. 4,373 requires that securities held by non-Brazilian holders be maintained in the custody of, or in deposit accounts with, financial institutions that are authorized by the Brazilian Central Bank and the CVM. In addition, Resolution No. 4,373 requires non-Brazilian holders to restrict their securities trading to transactions on the B3 or qualified over-the-counter markets. With limited exceptions, non-Brazilian holders may not transfer the ownership of investments made under Resolution No. 4,373 to other non-Brazilian holders through private transactions.

Exchange Controls

There are no restrictions on ownership or voting of our capital stock by individuals or legal entities domiciled outside Brazil. However, the right to convert dividend payments, interest on shareholders’ equity payments and proceeds from the sale of our share capital into foreign currency and to remit such amounts outside Brazil is subject to exchange control restrictions under foreign investment legislation and foreign exchange regulations, which generally require, among other things, the registration of the relevant investment with the Brazilian Central Bank and/or the CVM, as the case may be.

Investments in our class A preferred shares by (i) a holder not deemed to be domiciled in Brazil for Brazilian tax purposes, (ii) a non-Brazilian holder who is registered with the CVM under Annex I of Resolution No. 4,373, or a 4,373 Holder, or (iii) the depositary, are eligible for registration with the Brazilian Central Bank. This registration (the amount so registered is referred to as registered capital) allows the remittance outside Brazil of foreign currency, converted at the commercial market rate, acquired with the proceeds of distributions on, and amounts realized through, dispositions of our class A preferred shares.

B. Description of American Depositary Shares

The following description of our American depositary shares (the “ADSs”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the amended and restated deposit agreement (the “Deposit Agreement”) dated January 4, 2017 among Braskem S.A., The Bank of New York Mellon (the “Depositary”), as depositary, and the holders from time to time of ADSs issued thereunder, including the form of American depositary receipts (“ADR”).

American Depositary Shares

We appointed The Bank of New York Mellon pursuant to an amended and restated deposit agreement among us, The Bank of New York Mellon and our ADR holders to act as the Depositary for the American Depositary Shares. The depositary’s corporate trust office is located at 240 Greenwich Street, New York, New York 10286. The depositary’s principal executive office is located at 240 Greenwich Street, New York, New York 10286. American Depositary Shares are frequently referred to as ADSs and represent ownership interests in securities that are deposited with the Depositary’s custodian. ADSs are normally represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary’s custodian is Itaú Unibanco S.A., located at Av. Brigadeiro Faria Lima, 3500, São Paulo, SP, Brazil 04538-132.

The following is a summary of the material terms of the ADSs and the rights of the owners of the ADSs.

Each ADS represents the right to receive two class A preferred shares on deposit with the custodian. An ADS will also represent the right to receive any other property received by the Depositary or the custodian on behalf of owners of the ADSs but that has not been distributed to the owners of the ADSs because of legal restrictions or practical considerations.

If you become an owner of the ADSs, you will become a party to the deposit agreement and therefore will be bound by its terms and by the terms of the ADR that evidences your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the Depositary. As a holder of ADSs, we will not treat you as one of our shareholders. The depositary (through the custodian) will actually hold our class A preferred shares underlying the ADSs. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of our class A preferred shares will continue to be governed by the laws of Brazil, which differ in significant respects from the laws of the United States and the State of New York.

As an owner of ADSs, you may hold your ADSs either directly by means of an ADR registered in your name or indirectly through a brokerage account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary assumes that you will opt to own the ADSs directly by means of an ADR registered in your name and, as such, we refer to you in this summary description as a “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time. When we refer to “ADRs” in this summary, we are also referring to the ADSs evidenced by the ADR or ADRs, unless the context otherwise requires.

Dividends and Other Distributions

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our class A preferred shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of class A preferred shares represented by your ADRs.

Cash

The depositary will convert any cash dividend or other cash distribution paid on our class A preferred shares into U.S. dollars if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. Any cash distribution will be net of any expenses of conversion into U.S. dollars and will be without regard to any distinctions among ADR holders because of exchange restrictions, the date of delivery of any ADR or otherwise. If that is not possible or if any required approval from the Brazilian government cannot be obtained, the deposit agreement permits the Depositary to distribute the cash dividend or other cash distribution in Brazilian reais only to those ADR holders to whom it is possible to do so. The depositary may hold, at its discretion, the Brazilian reais it cannot convert for the account of the ADR holders who are not so paid. The depositary will not invest the Brazilian reais and it will not be liable to pay any interest.

Before making a distribution, any withholding taxes that must be paid under Brazilian law will be deducted by us or our agent. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the real appreciates against the U.S. dollar during a time when the Depositary cannot convert Brazilian reais, you may lose some or all of the value of the distribution.

Class A Preferred Shares

The depositary may distribute, or will distribute if we request, new ADRs representing any class A preferred shares that we distribute as a dividend or free distribution. The depositary will only distribute ADRs evidencing whole ADSs and it will sell class A preferred shares that would require it to issue a fractional ADS and distribute the net proceeds in the same way it does with cash. If the Depositary does not distribute additional ADRs, it and we may modify the ADS-to-Class A preferred share ratio, in which case each ADR will also represent the new class A preferred shares.

Rights to Receive Additional Class A Preferred Shares

If we offer holders of our class A preferred shares any rights to subscribe for additional class A preferred shares or any other rights, the Depositary may make these rights available to you. If the Depositary decides it is not legal and practical to make these rights available but that it is practical to sell these rights, the Depositary may sell these rights and distribute the proceeds in the same way it does with cash. The depositary may allow any rights that are not distributed or sold to lapse, in which case, you will receive no value for them.

If the Depositary makes rights available to you, upon receiving instructions from you, together with receipt of payment of the exercise price, the fees and expenses of the Depositary and any other charges in respect of the rights, the Depositary will exercise the rights and purchase our class A preferred shares on your behalf. The depositary will then deposit our class A preferred shares and issue ADRs to you.

U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADRs issued after exercise of rights. For example, you may not be able to trade the ADRs freely in the United States. In this case, the Depositary may issue the ADRs under a separate restricted deposit agreement that will contain the same provisions as the deposit agreement, except for any changes required to implement any necessary restrictions.

Other Distributions

The depositary will send to you anything else we distribute in respect of the deposited securities by any legal, fair and practical means. If the Depositary determines that it cannot make the distribution, the Depositary may, after consultation with us, elect to sell or hold the property distributed by our company. If the Depositary elects to sell the distributed property, it will distribute the net proceeds in the same way it does with cash, and if it elects to hold the distributed property, the ADRs will also represent such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADRs, class A preferred shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, class A preferred shares, rights or anything else to ADR holders. This means that you may not receive certain non-cash distributions that we make on our class A preferred shares or any value for them if it is illegal or impractical for the Depositary to make them available to you. It may be impractical for the Depositary to make non-cash distributions available to you for a variety of reasons, including if there is any requirement that we or the Depositary withhold an amount on account of taxes or other governmental charges, or if registration of such non-cash distribution is required under the Securities Act.

Deposit, Withdrawal and Cancellation

The depositary will deliver ADRs if you or your broker deposits class A preferred shares or evidence of rights to receive class A preferred shares with the custodian. Upon payment of the fees and expenses of the Depositary and of any applicable taxes or charges, the Depositary will register the appropriate number of ADSs in the names that you request and will deliver the ADSs at its office to the persons you so request. class A preferred shares presented for deposit must be accompanied by appropriate instruments of transfer and evidence reasonably satisfactory to the Depositary of any necessary approval from the Brazilian Central Bank. Each person depositing class A preferred shares under the deposit agreement is deemed to represent that those shares are validly issued, fully paid, non-assessable, free of preemptive rights and free of liens and that the deposit of the shares and the sale of ADRs evidencing ADSs that represent those shares by that person is not restricted under the Securities Act.

You may turn in your ADRs at the Depositary’s corporate trust office. Upon payment of the Depositary’s fees and expenses and of any applicable taxes or charges, the Depositary will deliver the underlying class A preferred shares and any other deposited securities, property and cash underlying the ADRs at the office of the custodian, except that the Depositary may deliver any dividends or distributions, or the proceeds of the sale of any dividends, distributions or rights, at its corporate trust office. However, if you request, the Depositary will deliver the underlying class A preferred shares and any cash or other property (other than rights) at its corporate trust office at your risk and expense.

Voting Rights

You will not be entitled to attend our shareholders’ meetings. However, in respect of the limited determinations for which you may be entitled to vote, you may instruct the Depositary to vote our class A preferred shares underlying your ADRs but only if we ask the Depositary to request your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw our class A preferred shares in exchange for your ADRs. However, you may not receive notice of the shareholders’ meeting with sufficient advance notice to enable you to withdraw our class A preferred shares on a timely basis.

If we request the Depositary to ask for your voting instructions in connection with a vote, the Depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (i) describe the matters to be voted on and (ii) explain how you, no later than a date certain, may instruct the Depositary to vote our class A preferred shares or other deposited securities underlying your ADRs as you direct. For instructions to be valid, the Depositary must receive them on or before the date specified in the voting materials. The depositary will, as far as practical, subject to Brazilian law and the provisions of our by-laws, vote or have its agents vote our class A preferred shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote our class A preferred shares or other deposited securities as you instruct. If the Depositary does not receive your voting instructions on or before the date specified in the voting materials, the Depositary will assume that you are instructing it to give a discretionary proxy to a person designated by us to vote, except if we inform the Depositary that we do not want such proxy to be given, substantial opposition exists or the matter to be voted on materially and adversely affects the rights of holders of our class A preferred shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary to vote our class A preferred shares underlying your ADRs. In addition, the Depositary and its agents are not responsible for failing to carry out your voting instructions or for the manner of carrying out your voting instructions if that action or inaction is in good faith. This means that you may not be able to exercise your right to vote and you may have no recourse if the class A preferred shares underlying your ADSs are not voted as you requested.

Record Dates

The depositary will fix record dates for the determination of the ADR holders who will be entitled:

•	to receive a dividend, distribution or rights as the net proceeds of a sale of rights or other property distributed in respect of our class A preferred shares or other deposited securities; or
•	to give instructions for the exercise of voting rights applicable to our class A preferred shares or other deposited securities,

in each case, subject to the provisions of the deposit agreement. If for any reason the Depositary causes a change in the number of class A preferred shares that are represented by each ADS, the Depositary will also fix a record date on or after which each ADS will represent the changed number of class A preferred shares.

Reports and Other Communications

The depositary will make available for inspection by ADR holders at its corporate trust office any written communications that we make generally available to the holders of deposited securities and that are received by the Depositary as the holder of deposited securities. We must furnish these communications to the Depositary in English. If we so request, the Depositary will mail copies of these written communications to ADR holders.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs. You may inspect those records at the Depositary’s corporate trust office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to our business, the deposit agreement or the ADRs.

The depositary maintains facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADRs or on the deposited securities underlying your ADSs. The depositary may refuse to transfer your ADRs or allow you to withdraw the deposited securities underlying your ADSs until those taxes or other charges are paid in full. The depositary may apply payments owed to you or sell deposited securities underlying your ADRs to pay any taxes owed and you will remain liable for any deficiency. ADR holders must indemnify the Depositary, our company, the custodian and their directors, employees, agents and affiliates against claims by any governmental authority with respect to tax matters.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The Depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the Depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the Depositary as a holder of deposited securities, the Depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the Depositary receives new securities in exchange for or in lieu of the old deposited securities, the Depositary will hold those replacement securities as deposited securities under the Deposit Agreement. However, if the Depositary decides that it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the Depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the Depositary will continue to hold the replacement securities, the Depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the Depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Changes Affecting Deposited Securities

If we change the nominal or par value of our class A preferred shares or other deposited securities or reclassify, split up or consolidate any of the deposited securities or if there is any recapitalization, reorganization, merger or consolidation or sale of assets affecting our company, then any securities received by the Depositary will become deposited securities. Each ADS will automatically represent its proportionate share of the new deposited securities, unless the Depositary delivers new ADRs representing the new deposited securities or calls for the surrender of outstanding ADRs to be exchanged for new ADRs.

Amendment and Termination

We may agree with the Depositary to amend the deposit agreement and the ADRs without your consent for any reason. If any such amendment adds or increases fees or charges (except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders, it will only become effective on the date that is 30 days after the Depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you will be considered, by continuing to hold your ADR, to have agreed to the amendment and to be bound by the ADRs and the deposit agreement as so amended.

The depositary will terminate the deposit agreement if we request it to do so. The depositary may also terminate the deposit agreement if the Depositary has informed us that it intends to resign and we have not appointed a new depositary within 90 days. In both cases, the Depositary must notify you at least 90 days before termination. The depositary may also terminate the deposit agreement upon 15 days’ notice to ADR holders and our company if it has been advised in writing by reputable Brazilian counsel that the Depositary or the custodian reasonably could be subject to criminal or material civil liabilities as a result of our failing to provide information or documents related to the ADRs reasonably available only to us in response to a requirement of the CVM or the Brazilian Central Bank.

After termination, the Depositary and its agents will do the following under the deposit agreement but will take no further actions:

•	collect distributions on the deposited securities;
•	sell rights and other property; and
•

deliver deposited securities, any dividends or other distributions received thereon and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to the Depositary (after deducting fees, expenses, taxes and governmental charges).

At least one year after termination, the Depositary may sell any remaining deposited securities by public or private sale. After that, the Depositary will hold the money it received from the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADR holders that have not surrendered their ADRs. The depositary will not invest the money and has no liability to pay interest. The depositary’s only obligations will be to account for such money and other cash. After termination our only obligations will be to indemnify the Depositary and to pay fees and expenses of the Depositary that we agreed to pay.

Limitations on Obligations and Liability to ADR Holders

The deposit agreement expressly limits our obligations and the obligations of the Depositary. The deposit agreement also limits our liability and the liability of the Depositary. Our company and the Depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;
•

are not liable if either is prevented or delayed by law, any provision of our by-laws or of any of our securities, by any offering or distribution of any of our securities or by circumstances beyond its control from performing its respective obligations under the deposit agreement;

•	are not liable if either exercises discretion permitted under the deposit agreement;
•

have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or any deposited security unless indemnity is provided to us and the Depositary against all liabilities and expenses;

•

may rely upon advice or information from legal counsel, accountants, any person presenting class A preferred shares for deposit, any ADR holder or any other person believed by it in good faith to be competent to give that advice or information; and

•	may rely upon any documents they believe to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, our company and the Depositary agree to indemnify each other and their agents under certain circumstances.

Requirements for Depositary Actions

Before the Depositary will deliver or register transfer of an ADR, make a distribution on an ADR, or permit the withdrawal of class A preferred shares, the Depositary may require:

•	payment of taxes or other governmental charges; and
•	production of satisfactory proof of identity, citizenship or residence, exchange control approval or other information, or the making of representations and warranties, it deems necessary.

The depositary may refuse to deliver, transfer, or register transfers of ADRs generally when its books or our books are closed, or at any time that the Depositary or we think it advisable to do so.

Each ADR holder agrees to comply with requests from our company under our by-laws, Brazilian law, the rules of the CVM and any stock exchange on which class A preferred shares are listed to provide information about the capacity in which the ADR holder owns ADSs or class A preferred shares, the identity of any other person interested in those ADSs and other matters.

You have the right to cancel your ADRs and withdraw the underlying preferred shares at any time except:

•	when temporary delays arise because the Depositary or we have closed its transfer books;
•	when you or other ADR holders seeking to withdraw class A preferred shares owe money to pay fees, taxes and similar charges; or
•

when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of class A preferred shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADRs

In certain circumstances, subject to the provisions of the deposit agreement, the Depositary may deliver ADRs before deposit of the underlying class A preferred shares, a procedure which is referred to as a “pre-release” of ADRs. The depositary may also deliver class A preferred shares upon cancellation of pre-released ADRs (even if the ADRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying class A preferred shares are delivered to the Depositary. The depositary may receive ADRs instead of class A preferred shares to close out a pre-release. The depositary may pre-release ADRs only under the following conditions:

•

before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the Depositary in writing that it or its customer owns our class A preferred shares or the ADRs to be deposited, that it assigns all rights in those class A preferred shares or ADRs to the Depositary and that it will not take any action inconsistent with the transfer of beneficial ownership;

•	the pre-release must be fully collateralized with cash or other collateral that the Depositary considers appropriate; and

•	the Depositary must be able to close out the pre-release on not more than five business days’ notice.

In addition, the Depositary will limit the number of ADRs that may be outstanding at any time as a result of pre-release to 30% of the class A preferred shares deposited under the deposit agreement, although the Depositary may disregard the limit from time to time if it thinks it is appropriate to do so and may, with our consent, change the limit.

Direct Registration System

All parties to the Deposit Agreement acknowledge that The Depository Trust Company’s (“DTC”) Direct Registration System, also referred to as DRS, and the Profile Modification System, also referred to as Profile, will apply to the ADSs upon acceptance thereof to DRS by DTC. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Deposit Agreement understand that the Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile system and in accordance with the Deposit Agreement will not constitute negligence or bad faith on the part of the Depositary.

Shareholder Communications, Inspection of Register of Holders of ADSs

The Depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The Depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The Deposit Agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the Depositary arising out of or relating to our shares, the ADSs or the Deposit Agreement. If we or the Depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not, by agreeing to the terms of the Deposit Agreement, be deemed to have waived our or the Depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.